UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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THE NEW YORK TIMES COMPANY
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EXPLANATORY NOTE

The New York Times Company (the “Company”) is filing these materials with the Securities and Exchange Commission (the “SEC”) as other soliciting material under Rule 14a-6 of the Securities Exchange Act of 1934 in connection with the solicitation of proxies for the election of the Company’s Board of Directors and the ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 30, 2007, at the 2007 Annual Meeting of the Company’s stockholders.

The Company has filed with the SEC its definitive proxy materials for the 2007 Annual Meeting of Stockholders.  These materials contain important information concerning the matters to be acted upon at the 2007 Annual Meeting, the position of the Board of Directors with respect to those matters and the participants in the solicitation of proxies for that meeting. You can obtain any of the documents that we file with the SEC through the SEC’s Web site (http://www.sec.gov) or they can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the Public Reference Room.  To obtain documents from us, please direct requests in writing or by telephone to:

The New York Times Company
229 West 43rd Street
New York, NY 10036
Phone: (212) 556-1234
Attention: Corporate Secretary

We will send you the requested documents without charge, excluding exhibits.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in this presentation are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Set forth below is the text of speeches that will be given by the Company’s Chairman and its Chief Executive Officer at the 2007 Annual Meeting of the Company’s stockholders.

MR. SULZBERGER:

Good morning. I’m Arthur Sulzberger, Jr., Chairman of The New York Times Company.

Rhonda Brauer, our secretary and corporate governance officer, tells me that we have a quorum and that our Company’s 111th annual meeting is now lawfully convened.

Does anyone in this audience need the aid of a sign language interpreter?  If you do, please raise your hand.

One other housekeeping matter:  If you plan to vote by ballot, please present yourself to Diane Brayton, senior counsel in our Legal Department.  She will confirm your credentials to vote at this meeting, which will expedite the consideration of the proposals that are the business of this meeting later this morning.  In order to vote by ballot, you need to confirm your credentials at this time.  Of course, if you have submitted your proxy, you need not vote by ballot.

Let me begin by thanking our most important group — our shareholders.  This speech is our report to you.  As you will hear and see, the board of directors, the management and the employees of this Company are all intently focused on delivering the return you expect and deserve, and doing so in a way that ensures the ongoing health of this enterprise.

I will also take this opportunity to thank our Board of Directors for its guidance, its expertise and the passion that it brings to our Company.   At a time when it is getting harder and harder for all companies to attract a quality board, we are blessed with directors who bring considerable experience, judgment and commitment, both to the mission of our Company and to our shareholders.

They show it in the focus they put on our corporate governance practices, as we continue to implement changes that have come out of our annual board and committee self-assessments and in our regular board executive sessions.

They show it in the honest and open debate and discussion which is a hallmark of our bi-monthly board meetings.

And they show it in the support they give — especially during this time of great transition — to this Company and the journalism that drives it.

Our board is unanimous in its conviction that the pursuit of our core journalistic mission is entirely consistent with our commitment to grow and deliver value for all of our Company’s shareholders.

Our board consists of:

•                  Ellen Marram, the presiding director and chair of our Finance Committee, who also serves on the Compensation and Nominating and Governance Committees.

•                  Brenda Barnes, who serves on our Compensation and Nominating and Governance Committees.

•                  Raul Cesan, the chair of our Audit Committee, and a member of our Finance Committee.

•                  Lynn Dolnick, who is a member of our Finance and Foundation Committees.

•                  Bill Kennard, the chair of our Nominating and Governance Committee and a member of our Finance Committee.

•                  Jim Kilts, who serves on our Audit and Finance Committees.

•                  David Liddle, the chair of our Compensation Committee, and a member of our Audit Committee.

•                  Thomas Middelhoff, who is a member of our Compensation Committee.

•                  Doreen Toben, who serves on our Audit and Foundation Committees.

My sister, Cathy Sulzberger, is leaving our board.  Cathy, thank you for your devotion, your service and your many and varied contributions to our Company and to me personally.  I speak for all our board when I say both your wisdom and your equanimity will be greatly missed.

And I welcome to our board Dan Cohen, a new nominee.  As a fourth-generation Ochs/Sulzberger family member and previously the leader of The New York Times’s advertising department, Dan brings a deep understanding of our Company’s historic mission and its long-term business objectives.

The board also includes:

•                  Janet Robinson, our president and chief executive officer.

•                  And Michael Golden, the publisher of the International Herald Tribune and the vice chairman of our board.

Our Company’s Executive Committee is also well represented here today. Besides myself, Janet and Michael, we have:

•                  Rhonda Brauer, secretary and corporate governance officer.

•                  Jim Follo, our senior vice president and chief financial officer.

•                  Dave Norton, senior vice president, human resources.

•                  Ken Richieri, vice president and general counsel.

And, in the audience, we have Executive Committee members:

•                  Steve Ainsley, publisher of The Boston Globe.

•                  Scott Heekin-Canedy, president and general manager of The New York Times.

•                  Mary Jacobus, president and chief operating officer of our Regional Media Group.

•                  And Martin Nisenholtz, senior vice president of digital operations.

The New York Times Company is in the midst of the most dramatic transformation in our long and distinguished history.  Even as we strive to strengthen our core newspaper business in print, we are reinventing ourselves to succeed in the new digital era we have entered.  Shortly, Janet will lay out for you the five-part long term strategy which is enabling this Company to successfully reinvent itself to meet the demands of our many audiences in this country and around the world.

The New York Times Company, indeed the entire newspaper industry, is not alone in this transition.

The new online marketplace has dramatically increased competition, expanded markets, lowered barriers of entry and reduced prices for hundreds of business sectors.  Just ask book and music sellers, electronic good manufacturers and retailers, or travel and real estate agents.  Distance and time have vanished.  The consumer is more in charge than we could ever have imagined even just a short decade ago.  And the rate of change is accelerating.

That is our new world and every enterprise is working to master its new rules and make the most of its new opportunities.

Given this, capitalizing on our extraordinary brand identity and the value of our products has become more important than ever.  Brand leadership generates higher margins and increased profitability.

For our Company, with its worldwide reputation for providing quality news, we are building from a solid foundation of brand leadership and successfully adapting to this new, dynamic business landscape.  We are doing so in print by expanding on existing products such as The New York Times’s T-Style magazine franchise as well as by creating new, more highly targeted magazine and weeklies in our New England and regional markets.

And we also are doing so by developing leading platforms in the digital space.

This is less fully understood, so let me give some specifics.

•                  NYTimes.com is the world’s largest newspaper Web site.

•                  It is also No. 1 in audience engagement— in the number of pages read by users and the amount of time they spend with us — outpacing other newspaper Web sites across the nation and around the world.

•                  NYTimes.com’s reach in the U.S. is 30% greater than our nearest competitor, up from 14% just two years ago,

•                  And when we combine NYTimes.com with Boston.com, About.com, IHT.com and our regional Web sites, our Company ranges between the 9th and 13th largest Web presence on the Internet.  That is against all companies — from Google and Yahoo! to Amazon and CNET.

These statistics demonstrate that The New York Times Company is an industry leader and innovator in this move to a digital future.

We are well aware of the tremendous dislocations and challenges the digital world has created for us and for all in our industry, most obviously in our financial performance.  Even as we see strong digital revenue growth, we continue to see declines in our print revenue.   To address this, we have been dramatically reducing our cost structure, efforts that will be ongoing.

All of these industry-wide changes are reflected in a stock price that makes none of us happy — not me, not our shareholders, not our board, not our management, not our employees and not the Ochs/Sulzberger family, which holds approximately 20% of our Company’s equity.

As we work to increase revenue and reduce expenses, we do so knowing that we must continue to protect the brands that are the foundation of our future and represent the intrinsic value of our Company.

Our mission of delivering the highest quality news and information is more important and in greater demand than ever — especially at this tumultuous moment in history.  The journalism that The New York Times, The Boston Globe, the International Herald Tribune and our other newspapers produce is critical to their communities, to our nation and to the world.   Preserving their journalistic integrity is a fundamental responsibility.

Last week the winners of The Pulitzer Prize were announced.

We are very proud of our two winners — Andrea Elliott of The Times and Charlie Savage of The Globe.  Both show that, as Nat Hentoff wrote in The Washington Times about Charlie’s work:  “a lone journalist can rise above the quicksand of the 24-hour news cycle and make a significant difference.”

One finalist that didn’t win was The Times’s series on diabetes.  What difference did it make?  Let me just list a few items:

•                  One reader of the diabetes series donated $6 million to reopen a clinic;

•                  The New York State Health Foundation dedicated tens of millions of dollars to diabetes work;

•                  New York Governor Eliot Spitzer has promised to overhaul the way the state handles chronic diseases;

•                  The National Conference of State Legislatures said the series inspired it to begin monitoring diabetes in all 50 states;

•                  And the U.N. passed a resolution recognizing diabetes as a global threat, the first time a non-infectious disease has triggered such an action.

These actions are making our world a better place.  And they are a testament to the importance and value of our journalism.  Furthermore, we believe that the pursuit of quality journalism is also good business.

The value of the intellectual property we have amassed over the past 156 years and continue to create every day is immeasurable.  Finding the best and most lucrative channel for its distribution is currently our biggest challenge and greatest opportunity.

Great organizations are, by their nature, rooted in a long-term vision of their future.  Certainly we are.  We know from more than a century and a half of experience that we are fully capable of making transitions into new eras and, in doing so, identifying exciting new opportunities.

Our embrace of change attests to the willingness of management and this Board to confront our challenges and welcome constructive input from inside and outside the organization.  This frank and open approach to our strategic direction is necessary as we introduce new products, re-engineer our operations and management processes, both acquire and sell businesses and re-evaluate investments based on their strategic fit and return to shareholders.

Our stock performance has led to a number of issues being raised by unhappy investors.  We have responded to their criticisms in the past, but let me address them again now.

We can begin with the suggestion that the Company should give up its two classes of stock.

The dual class stock structure is hardly unique to The New York Times Company.  It is not an accident that what are generally agreed to be the three best newspapers in the United States —The Times, The Wall Street Journal and The Washington Post —  all have this capital structure in common.

It also exists outside the newspaper industry.  More than 300 companies today trade using a dual class structure.  Indeed, there are a number of companies going public today using this structure from Clearwire, which is controlled by Craig McCaw, to Google.

The dual class structure was adopted to protect the long-term stability and mission of the enterprise, while also enabling it to adapt to the kinds of changes we confront today.  This stability has resulted in a very strong stock price in the past.  As you will hear today, we are taking measures to ensure it will do so again.

Within the dual class structure we have established a strong, modern governance system with a Board of Directors, all of whose members consider themselves accountable to all of our shareholders.

One critical decision not open to all our shareholders is the ultimate determination of our Company’s capital structure.   Only the trustees of the Ochs/Sulzberger family have the ability to change that and we are unanimous in our commitment to retain it.

I also remind all of our shareholders that anyone who purchased New York Times Company stock did so with full knowledge and understanding of how the Company was structured.  We are grateful to all of our shareholders who did so believing, as we do, that this structure is necessary for the stability and integrity of a journalistic enterprise.

Some investors have argued that we should be engaged in a robust portfolio review.  I assure you, we are always reviewing our properties to see if they are achieving the desired results and whether they fit into our long-term strategic efforts.

An important case in point is our anticipated divestiture of our Broadcast Media Group — at an exceptional price.  We are saying goodbye to many friends and a group of excellent stations.  We took this move because, in our judgment, our broadcast holdings were no longer an integral element in our strategy, as we keep as our focus on the print and digital worlds.

Similarly, we are working with our Board and outside financial advisors to determine what acquisitions and investments should be made.  We look at this question with a rigorous focus on financial returns and the strength of our balance sheet.

A good example of that process was our purchase of About.com, our information-based Web site which relies on a network of authoritative guides to cover thousands of subjects.  While some have criticized this acquisition, their analysis ignores the full extent of what About has achieved:

Its revenue jumped an estimated 50% last year and its operating margin expanded to 38% in 2006, up from 27% for the months in 2005 during which it was owned by The New York Times Company.  As a result, we believe About.com is now worth at least twice what we paid for it.

Moreover, About is having a powerful effect on our Company by providing NYTimes.com, Boston.com, IHT.com and our regional sites with critical, digital expertise.  This includes optimizing content so that it is more visible to search engines, which leads to significant increases in traffic and thereby makes our online pages more profitable.

And as we go forward, About.com will continue to adapt as its digital competitors change.   In that regard, About.com is exactly like every other business — it cannot rest on its very well-deserved laurels.

We also have been criticized for under-investing in The New York Times, thereby losing our leadership circulation position in New York market.

Certainly all newspapers are suffering — some mightily — in print circulation.   While The New York Times is not exempt from that in any single market, our national strategy — which has been a core strategic thrust of The Times since the mid-1990s — has enabled us to post circulation numbers which are the envy of the industry.   In fact, between September 1998 and September 2006, we recorded an increase of 37% in our national daily copies and a 32% increase in our national Sunday copies.

As for New York City, since 1851, when The New-York Daily Times — as it was called then — was established, holding the lead in circulation was never the strategy.  We have never strived for quantity over quality.  Rather we have followed an extremely successful strategy based on the quality of our audience.

To see the difference I ask you to compare the profitability of The Times to that of our local competitors.

Some have criticized the decision to build our new headquarters, which will be the home for many of our employees by the end of June.  We are investing a net $500 million in the new headquarters.  Today it is estimated to be worth over $1 billion.

Just as importantly, it speaks to our future. A digital enterprise demands a setting that facilitates its active participation in that bold, new world.  Our old headquarters on 43rd Street was opened in 1913 as the printing annex to The New York Times.  It was designed to be a heavy metal factory and served magnificently in that role.

So, too, will our new home serve us magnificently.  It furthers the cause of 21st century journalism by allowing print and digital integration.  It also enhances the efficiency of our operation by creating flexibility and utilizing updated technology.

This includes numerous path-breaking environmental features, such as the ability to generate one-third of our power using clear burning gas.  We will see an approximately 20% savings in energy costs in the new building.

It has been noted that I carry two titles — chairman and publisher.  This is true.  Indeed, until 1997 when I became chairman, my predecessors carried three titles — chairman, CEO and publisher.  When I stepped into the role of chairman it was clear that the world had become too complex for one manager to assume all three positions.  That is why I recommended, and the Board agreed, that we should split off the CEO role.

As Chairman, I work with our Board and management in overseeing the strategic direction of the Company.  As Publisher of The Times, I have ultimate responsibility for both the news and editorial pages of the newspaper.

This allows me to balance the financial and journalistic needs of this institution, thereby reducing any internal disagreements that might jeopardize the productivity and synergy within our organization.

And having a presiding director, the role Ellen Marram plays on our Board, makes this structure work even better for our Company.

This brings me to the issue of executive pay, specifically, our pay philosophy and the steps we have taken in the last year.

Every member of our management team is a shareholder, just like the people in this room.  We are vitally concerned with building shareholder value.

A significant part of the compensation at the most senior levels of our organization is directly tied to the results of the Company, its operating units and the performance of our stock.

The independent members of the Board, and the members of the Compensation Committee, set pay for our executive officers based on a number of factors, including external surveys, individual performance and internal equity.

In doing so, we aim to drive both short and long-term performance, and to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation. We also align our executives’ total compensation to the interests of our shareholders by linking a significant portion of it to stock price performance.

In the last year we made a number of changes in executive compensation.

Michael Golden and I decided to forgo any stock compensation for 2006 and 2007.  For 2006, that money was used to create a bonus pool of $2 million, the approximate value of our 2005 stock-based compensation, to reward exceptional performance by employees who don’t participate in the Company’s annual bonus plan.  This pool was distributed in February and we expect that a similar amount will be distributed next year.

I also asked that the Board limit my 2006 annual bonus to no more than my bonus for 2005. The Board honored my request.

And for 2007, the senior management of our Company did not receive salary increases.

Let me conclude where I began, with the performance of the stock of this Company.  We are committed to increasing shareholder value in ways that enhance our long-term prospects.

We will do so by continuing to implement a strategy that will enable our Company to grow, while we continuously evaluate our course and our progress.  We will work to bring our expenses into line with our revenues; we will constantly evaluate our portfolio; we will make those disciplined investments we deem critical for our digital transition, and we will continue to ensure that the brands we have do all they can to be leaders and to own their markets.  We will do this both in print and online.

And we will continue to welcome the input from our shareholders.  The questions that have been raised are welcome reminders of the concerns we all share about the performance of our stock.

Over the last year, my colleagues and I have met with a significant number of our institutional shareholders to hear from them first hand.  We have even invited some to speak directly to our Board, both with and without management present.  Their input received serious consideration in our Board deliberations and we look forward to continuing this dialogue.

And now I will turn it over to my friend and partner, Janet Robinson.

JANET ROBINSON

Thank you, Arthur.

Arthur talked about how a great organization operates and this is an extremely important theme for us.  It establishes a mindset for how we approach our tasks, both day-to-day and long-term.

We know that a great organization must adhere closely to its core values, and we continue to do exactly that.   In the midst of our constantly evolving business environment — we continue to tightly embrace our historic mission of providing our audiences in this country and around the world with quality journalism.

Arthur mentioned the two Pulitzers our Company was awarded last week, but that’s just the tip of the iceberg.

We’ve also won numerous other distinguished journalism awards across our Company, from a George Polk Award to Lydia Polgree for her coverage of Darfur to a Dupont for our documentary “Nuclear Jihad,” which was produced in collaboration with The Canadian Broadcasting Corporation to four Overseas Press Awards.

I could go on, but I think I’ve made my point.

We remain the gold standard of journalism.

We know that a great organization must maintain its vitality.   In that regard, The New York Times brand audience is more robust than ever.  Today, between The New York Times newspaper and NYTimes.com, we reach 17.3 million readers, a gain of almost two million from 2004.  And independent research studies show that the weekday Times is considered by opinion leaders to be the most influential brand among all media.

A particularly important target group for us is young adults.  The “Fall 2006 Student Monitor Study” report, the only nationally syndicated market research study of the college student market,   found that The Times is the No. 1 newspaper read among college students, with 1 million college readers in print and over 800,000 more online readers each week.

That explains why the average age of The Times reader in print has not fundamentally changed in over a decade — 43 years old for the daily and 47 for Sunday.  That also happens to be around the average age of NYTimes.com readers.

We know that a great organization responds effectively to challenging situations.  For us, a good case in point is the New England Media Group, where consolidations in the retail, telecommunications and banking industries, along with increased broadband penetration and slow economic growth, have adversely affected the Group’s financial performance.

We responded to this turn of events by bringing in new leadership, launching new products, reducing costs and developing a more effective business model.  We are encouraged by the fact that significant retailers, banks and hotels are entering and expanding in the Boston market, bringing with them new ad dollars.

We also are encouraged by the rebirth of The Boston Globe magazine and the introduction of new products like Sidekick,  a tabloid that appears with the Globe Monday through Saturday offering tips on entertainment, shopping, and dining.

Finally, we know that being a great organization requires having the fortitude and imagination to engage in a constant process of re-invention to respond to fundamental changes.

A good example is what we are seeing in our Regional Media Group, which produced many new products in 2006:

•                  Three new magazines were added in Santa Rosa, Florence and Lakeland.

•                  Two additional weeklies were introduced in Lakeland and Sarasota.

•                  In 2006 Ocala purchased a Spanish-language weekly, Voz Latina.

•                  And the Gainesville Voice weekly newspaper and Web site were launched in January 2007, using a business model based on citizen journalism.

All these show that innovation continues to thrive.

All I have described is part of our long-term strategy, which has five elements:

•                  To enhance our strong brands through the introduction of innovative new products and services across media platforms;

•                  To aggressively pursue leadership positions in key content area.  We are doing this by exploiting the complementary nature of our print and Web platforms and providing our readers with deeper content in key areas;

•                  To build a vibrant long-term innovation capability that helps us anticipate and meet changing consumer needs;

•                  To rebalance our portfolio of properties and exercise financial discipline as we allocate capital for the benefit of our shareholders; and

•                  To increase our operational efficiency and reduce both fixed and variable costs.

Now let me update you on our progress.

Both Arthur and I have spoken about our powerful and trusted print brands.  They remain a strategic cornerstone of all we do, for print audiences remain significantly larger than their web counterparts.

We believe that newspapers — in print —  will be around for a very long time.  This point of view is not about nostalgia or a love of newsprint.  Instead, it is rooted in fundamental business reality: newspapers continue to be a very profitable business.

That is why we continue to invest in print products such as Play, Key, Design New England and Fashion Boston and in the content of the daily and Sunday editions of our papers.

But we are also preparing for the ongoing digital transformation, and getting ready to support our news, advertising and other critical operations as digital platforms become more pervasive in our industry.

Now let me build on what Arthur said about enhancing our presence in the digital space and how it has been paying off from a financial standpoint.  In 2006, our Internet revenues made up more than 8% of our total revenues, compared with just 4% in 2004.   Last year our online advertising revenue grew 41%.

These are significant numbers and growth rates.  Together they give us confidence and we are building on these successes both by aggressively developing new online products and enhancing our online areas. This will help us to achieve three goals: attract more users, deepen their engagement through relevant content and increasingly make more revenue from their visits.

Our acquisition of About.com is helping us to achieve all three of these goals.  About is expanding its presence, significantly increasing its video library, engaging its audience even more deeply through greater use of user-generated content and exploring opportunities to better serve the approximately 30% of its users who come from outside the United States.

About, which is just one element of a larger Web strategy, brings new energy, new ideas, new tools and new skills to our Company.

Another good example, albeit smaller, is our acquisition of Baseline/StudioSystems.  This new property brings multiple benefits to our Company.  By supplying the movie and television industries with an extraordinarily comprehensive database of news and information, it deepens our relationships within many of our largest advertising clients.  Moreover, because these customers pay subscription fees for the information, it further diversifies our digital revenue, complementing our advertising revenue streams.

We will also use a version of the information in the movies and television sections of nytimes.com, providing our users with much richer content about their favorite movies, actors and directors, thereby deepening user involvement and increasing advertising inventory in this all-important category.

Additional examples include our acquisitions of Calorie-Count.com, a new site that offers weight loss tools and nutritional information, and UCompareHealthCare.com, a digital healthcare ratings company.  Both supplement About.com’s already strong health content.

As we have discussed in previous annual meetings, we are always looking for ways to strengthen our classified ad business.  In February we entered into a strategic alliance with Monster Worldwide, a leading online employment company, to sell help-wanted ads, both on its Web site and ours.

This alliance creates the second largest provider of online job listings in the New York market.  Through this partnership we are creating co-branded sites targeting both local and national recruitment markets.   Monster will also introduce a new “click-to-print” feature that will provide online clients with a simple method to publish their online job listings as print ads in our newspapers.

Now let’s turn to our second strategic focus: enhancing our online content areas.   The real estate, entertainment, travel, health and now auto segments are introducing new features that appeal to our very demanding 21st century audiences.  They provide dependable information that cannot be found anywhere else, create better opportunities for our advertisers to reach the customers they want, and offer those customers one-stop shopping.  These investments have enriched user experience and consequently increased traffic.

Our pursuit of operational integration has become a critical ingredient in our efforts to introduce new products, develop our online segments and increase revenues.

Last year, we were the first in our industry to integrate the print and digital advertising teams and newsrooms at all our properties.  This enhanced our operational efficiency, strengthened skills and made it easier to create products on an accelerated timeframe.

Our advertising colleagues now sell our audiences across all platforms.   We effectively increased the size of our sales force without actually adding to headcount.  In the newsroom, our reporters and editors are more attuned than ever before to the different ways our readers consume news and are making greater use of podcasts, blogs and video.

Our third strategic focus is building a vibrant long-term R&D capability — a concept unique in the newspaper industry when we created this group.

In its first full year of operation, R&D worked closely with our business groups to create new mobile products at many of our properties, launch new digital platforms such as TimesReader and refine the local search product at Boston.com.  In the coming year, we will build upon R&D’s product activities in mobile and video.

R&D is also focusing on such new tools and services as data mining, to identify hidden patterns in the behavior of visitors to our Web sites.   This will help us to better serve our customers by presenting our content in more engaging ways.  It will also serve our advertisers by increasing our ability to target and optimize their campaigns.

Our fourth area of strategic focus is rebalancing our portfolio and exercising financial discipline as we allocate our capital for the benefit of our shareholders.  As Arthur mentioned, we continuously evaluate our businesses to determine if they are meeting their targets for financial performance, growth and return on investment.  We also continuously determine their relevance to our long-term strategy, and this process had led to a series of divestitures:

Last year we sold our 50% investment in the Discovery Times Channel for $100 million.  While Discovery was an award-winning venture, we felt we could make more of an impact, as well as more revenue, by focusing on the short-form Web video which is driving  traffic.

In January 2007, we announced an agreement to sell the Broadcast Media Group for $575 million.  We expect the sale to close in this quarter.

And shortly, we will complete the sale of our radio station WQEW-AM for $40 million to Radio Disney, which has already been operating it under a lease agreement.

Our fifth and final strategic focus is operational efficiency and cost reductions.  Over the past two years, we have lowered our costs and realized productivity gains by approximately $120 million, tough but important steps which help improve our margins.

This critical work continues through a multitude of initiatives to reduce our cost structure, streamline our organization and strengthen the effectiveness of our enterprise.  This year we expect to achieve additional cost savings and productivity gains of $65 to $75 million, excluding one-time costs.

We have sharpened our focus on further reducing our fixed cost base.  Two years ago we closed one of the Globe’s inserting plants and consolidated operations at its main plant, and now we’re in the process of consolidating the Globe Direct facility into the Worcester Telegram & Gazette’s plant, and we have recently completed the consolidation of two plants in our Regional Media Group.

At The Times, last year we announced plans to close our Edison, N.J., printing plant and consolidate printing of the paper’s Metro edition into our newer College Point facility in Queens, N.Y.  This work should be completed during the second quarter of 2008 and is expected to result in annual savings of $30 million.

Later this year The Times will reduce the width of the paper from 13.5 inches to the evolving industry standard of 12 inches, providing us with approximately $10 million in annualized savings. The Boston Globe will shortly follow.

In January, we announced the outsourcing of back office operations ranging from order processing to credit collections.

And recently we engaged a major consulting firm to assist us in building on our revenue enhancement and cost reduction efforts across the Company.

When we complete our move to our new headquarters in June, our capital spending for it will come to a quick end.  Between staff reductions and relocating some departments to less expensive office space, we are now leasing out five floors that we had planned to use.  This represents one-fifth of our space and, at current market rates, provides meaningful cash flow to our Company.

The completion of our new building and the restructuring of our portfolio raise the question of what we will do with our free cash going forward.  The answer is that we will find ways to create value for our shareholders by being very disciplined with the use of this money.  Our priorities include:

•                  Investing in high-return capital projects that will improve operations, increase revenues and reduce costs.  These include our plant consolidation and web-width reduction projects;

•                  Making acquisitions and investments that are both financially and strategically sound;

•                  Reducing our debt to allow for financing flexibility in the future;

•                  Providing our shareholders with an attractive dividend, as our recent decision to increase our quarterly dividend by 31% suggests.  Our new yield of 4% is far above the S&P 500 and others in our industry;

•                  And, when appropriate, repurchasing our stock.

Our emphasis has been on the first two of these items because they are critically important in improving the Company’s long-term performance by growing revenues and reducing costs as we re-position our businesses.

Before I turn the meeting back to Arthur, let me say that we know what The New York Times Company must be and do to compete successfully.

We have and continue to elicit ideas and analysis from within the organization.

We have and continue to make use of the considerable expertise of our extraordinary directors.

We have and continue to listen to some of the nation’s most well-regarded business consultants.

And we have and continue to listen to our shareholders.

We are doing all we can to ensure that we incorporate the best ideas and thinking as we implement our strategy, continue to strengthen our quality journalism franchise, and make thoughtful decisions about capital allocation, acquisitions, divestitures, valuation, expense reduction and new technology.

Our 11,000 employees are rising to the challenge, acting with urgency, and getting the job done.  As we move ahead through the rest of 2007, we will produce, achieve and succeed... for this is the only way we will consistently prosper in this new business environment.

ARTHUR SULZBERGER JR.

Thank you, Janet.

I have two equally important and compelling responsibilities as leader of this enterprise.  I am the chairman of a publicly traded company committed to its shareholders.  I hope that what you have heard over the past 45 minutes shows you how seriously my colleagues and I take that mission.

I also carry the responsibility to protect the family trust and the heritage of an important institution.  So let me talk for a minute about what this means, not only to me and my family, but to all of us as citizens in a democracy.

My family’s dedication to this Company is fundamental and enduring.  We see this Company as an extraordinary American institution and a sacred trust, with the explicit goal that each generation make it stronger, more compelling and more accessible.

As the great journalist David Halberstam recently said at an event honoring my aunt Marian Heiskell:

The Times is a great newspaper because the Sulzberger family is a very special family which has set a remarkably high standard of obligation and responsibility… and does so generation after generation.

I thanked David for these generous words then and I do so again now.

The dual class stock structure set up by our grandfather was designed specifically to protect the journalistic independence and integrity of The Times.

That visionary architect knew that his successors would have to adapt to rollercoaster economic cycles, shifts in the media marketplace and technological evolution.  He recognized how any or all of these factors could imperil our fundamental role of ensuring an informed electorate, which is so critical to a healthy democracy.

He understood this because he had experienced it; and therefore took the necessary steps to provide future senior executives and directors with the freedom to manage The New York Times Company for the long term.

He created this stock structure specifically to get us through times like this, times of great transition and potential short-term disruptions in valuation.  All of us — my family and you, our shareholders — have felt the pain of this disruption.

I want to stress, however, that this protective structure is neither an ivory tower nor a fortress.  From the Board to the newsroom to our delivery truck drivers, we recognize that we owe our investors — whose capital enables our mission — a competitive return on their investment.  We will deliver.

I encourage you to continue your support of our long-term success.

This has been one of our longer presentations, but Janet and I wanted to demonstrate how this Company is aggressively and successfully competing in an environment that has been transformed by the growing power of the Web.

We are ready for the challenges ahead and we embrace them, for they extend our reach and increase our audience in ways unimaginable to previous generations.

We are doing exactly what The New York Times Company must do if we want to build on our more than a century and a half of journalistic and financial successes, maintain our reputation as global news leaders and honor the traditions of excellence established by the  Ochs/Sulzberger family.